UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): November 30, 2006
ARCADIA RESOURCES, INC.
(Exact Name of Registrant as Specified in its Charter)
Nevada
(State or Other Jurisdiction of Incorporation)

000-31249 (Commission File Number)	88-0331369 (IRS Employer Identification No.)
26777 Central Park Blvd., Suite 200 Southfield, Michigan 48076
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (248) 352-7530
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation.
     On November 30, 2006, the Company amended and restated its existing Promissory Note (the “Note”) issued to Jana Master Fund, Ltd., increasing the principal amount from $15 million to $21 million. The Note’s maturity date is January 31, 2008. The Note provides for simple interest at an annual rate equal to the One Year Libor Rate (as published in the Wall Street Journal) plus seven and one half percent, payable quarterly beginning December 31, 2006. In the event the entire principal balance has not been paid in full as of January 31, 2007, the rate will increase by 1% per month on the first day of each month beginning February 1, 2007, up to a maximum aggregate increase of 5% in total. If the Company prepays any portion of the principal amount and the unpaid interest thereon accrued through the date of such prepayment, on or before December 30, 2006, the Company is obligated to pay a prepayment fee equal to the One Year Libor Rate plus one and one-half percent. The Promissory Note is attached as Exhibit 10.1. The Note contains various covenants, including a restriction on bonuses to senior executive officers unless the Company’s earnings before interest, taxes, depreciation and amortization for the fiscal year ending March 30, 2007 exceed $11 million; a restriction on sale/lease back transactions exceeding $5 million in the aggregate; a restriction on new senior or pari passu debt, if such debt together with existing debt would exceed $25 million, and a restriction on new junior debt exceeding $25 million in the aggregate, other than to finance acquisitions in the ordinary course of the Company’s or its subsidiaries’ business; and a covenant not to issue any form of equity or other security (other than debt) in a public or private placement capital raise without Jana’s consent. The covenants may be waived at Jana’s option. Events of default include a default in any covenant, condition or agreement in the Note. In the event of a default, Jana, at its option, may declare due and payable the principal balance, accrued unpaid interest and any other amounts payable under the Note.
Item 9.01 Financial Statements and Exhibits.
     (c) Exhibits.

Exhibit 10.1	Promissory Note dated November 30, 2006.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Arcadia Resources, Inc.
By:	/s/ Rebecca R. Irish
Rebecca R. Irish
Its: Secretary and Chief Financial Officer (Principal Financial and Accounting Officer)

Dated: December 6, 2006

EXHIBIT INDEX

Exhibit No.	Description of Exhibits

Exhibit 10.1	Promissory Note dated November 30, 2006.